Exhibit 21.1

Subsidiaries of America’s Car-Mart, Inc.

Crown Delaware Investments Corp. (a Delaware corporation)

America’s Car Mart, Inc. (an Arkansas Corporation)

Colonial Auto Finance, Inc. (an Arkansas Corporation)

Colonial Underwriting, Inc. (an Arkansas Corporation)

Texas Car-Mart, Inc. (a Texas corporation)

Auto Finance Investors, Inc. (a Texas corporation)

ACM Insurance Company (an Arkansas corporation)